Exhibit 99.5
PRESS RELEASE
Securus Technologies, Inc. launches a consent solicitation for its 11% Second-Priority Senior Secured Notes due 2011.
On June 22, 2007, Securus Technologies, Inc. (“Securus”), launched a consent solicitation (the “Consent Solicitation”) for proposed waivers under and amendments to the indenture (the “Indenture”) governing its outstanding 11% Second-Priority Senior Secured Notes due 2011 (the “Notes”). The waivers and amendments would permit Securus’ proposed acquisition of Syscon Holdings Ltd. and related financings. They would also permit Securus to use any Excess Cash Flow (as defined in the Indenture) to pay accrued interest under its senior subordinated notes to the extent holders have not elected to have their Notes redeemed with such Excess Cash Flow.
Holders of Notes on the record date that provide their consent to the proposed waivers and amendments will be eligible to receive a consent fee as described in (and subject to the conditions set forth in) a Consent Solicitation Statement, dated June 22, 2007, delivered to holders of Notes. Holders of Notes will have until 5 p.m., New York time, on June 29, 2007 to provide their consent. The record date for purposes of the Consent Solicitation is 5:00 p.m. New York time on June 21, 2007.
Beneficial holders representing a majority in aggregate principal amount of all outstanding Notes have provided their consent to the waivers and amendments. Their consent (and all consents under the Consent Solicitation) may be revoked at any time prior to the execution of the supplemental indenture effecting the proposed amendments (the “Supplemental Indenture”). Holders of a majority in principal amount of outstanding Notes must consent to the proposed waiver and amendments in order for the Supplemental Indenture to be executed and the waivers and consents to become effective.
This press release is neither a solicitation of consents nor an offer to sell any securities. The Consent Solicitation is being made solely through the Consent Solicitation Statement.
Additional information regarding the terms and conditions of the Consent Solicitation and copies of the Consent Solicitation Statement and related documents may be obtained from Global Bondholder Services Corporation, 65 Broadway — Suite 723, New York, New York 10006, Attn: Corporate Affairs or by calling the toll free number (866) 294-2200. Questions regarding the Consent Solicitation may be directed to UBS Investment Bank, attn: Liability Management Group at (203) 719-4210 or toll free at (888) 722-9555, ext. 4210.
About Securus
SECURUS Technologies is the country’s largest independent supplier of detainee communications and information management solutions, serving approximately 2,900 correctional facilities nationwide. A recognized leader in providing comprehensive, innovative technical solutions and responsive customer service, SECURUS’ sole focus is the specialized needs of the corrections and law enforcement communities. SECURUS is headquartered in Dallas, Texas, with offices in Selma, Alabama; Bedford, Massachusetts; Raleigh, North Carolina; Irving and San Antonio, Texas; Foxboro, Massachusetts; Springfield, Illinois; and Camp Hill, Pennsylvania. For more information, please visit the SECURUS website at www.SECURUStech.net.

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